INDEPENDENT AUDITORS' CONSENT



The Board of Directors
H. F. Ahmanson & Company:


We consent to incorporation by reference in the Registration Statement on Form S-8 for the 1996 Nonemployee Directors' Stock Incentive Plan of H. F. Ahmanson & Company of our report dated January 23, 1996, relating to the consolidated statements of financial condition of
H. F. Ahmanson & Company as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 Annual Report on Form 10-K of H. F. Ahmanson & Company.

Our report on the consolidated financial statements of the Company dated January 23, 1996, contains an explanatory paragraph which states, that as discussed in Note 1 to the consolidated financial statments, the Company changed its methods of accounting for goodwill in 1995.


                                   KPMG Peat Marwick LLP


Los Angeles, California
July 10, 1996